Exhibit 1A.1A

REGULATION A+ OFFERING ENGAGEMENT AGREEMENT

April 30, 2019

Wendy Kim, CFO

NeurMedix, Inc.

6165 Greenwich Drive, Suite 150

San Diego, CA 92122

Dear Ms. Kim:

The purpose of this Regulation A+ Engagement Agreement (the “Agreement”) is to outline our agreement in principle pursuant to which NMS Capital Advisors, LLC (“NMS” or “Selling Agent”) will act as the lead managing selling agent in connection with a best efforts qualified Regulation A+ (Tier 2) offering by NeurMedix, Inc., a Delaware Corporation (the “Company”) of up to $50,000,000 of common stock, no par value per share, of the Company, and such other securities of the Company as may be appropriate on terms and conditions to be mutually agreed between the Company and the Selling Agent, as described herein. Each of NMS and the Company may be referred to herein as a “Party” and collectively, as the “Parties.”

The terms of our agreement in principle are as follows:

1.           The Company hereby engages NMS as its lead Selling Agent in a placement of securities (the “Securities”) in one or more related transactions (the “Offering”) to purchasers pursuant to Tier 2 of Regulation A promulgated under Section 3(b) of the Securities Act of 1933 (the “Securities Act”), as amended by Title IV of the Jumpstart Our Business Startups (JOBS) Act (“Regulation A+”).

2.           Sales of Regulation A+ securities are offered on a “Best Efforts” basis.

3.           The term of this Agreement shall be for the period (the “Engagement Period”) beginning on the date hereof and ending on the one year anniversary, unless extended by mutual agreement of the Parties.

4.           NMS will act as the lead managing Selling Agent of the Offering and may, at its discretion, assemble a selling group, if applicable, (together “Selling Group”), subject to, among other things, completion of NMS’s due diligence examination of the Company and its affiliates. This Agreement will be included as an exhibit to the Form 1-U to be filed by the Company to report this Agreement.

5.           It is understood that NMS’s involvement in the Offering, the marketing and/or consummation of the Offering is expressly subject to, among other things, due diligence and market conditions. NMS shall not have any marketing and sales obligations other than to process indications of interest forwarded to NMS by the Company. Notwithstanding anything to the contrary set forth hereinabove, the performance of the obligations of NMS as provided in this Agreement is specifically subject to and conditioned upon the completion of NMS’s due diligence procedures. NMS shall have the right, in its sole discretion, to terminate this Agreement if the outcome of the due diligence is not satisfactory to NMS or if NMS determines that the market conditions are not right.

April 30, 2019

6.           It is anticipated that the Offering will be priced at $6.00 per share with a pre-money valuation of $260 million dollars. NMS may (i) create a selling group for the Offering comprised of broker-dealers who are registered with the Securities and Exchange Commission (the “Commission”) and members of the Financial Industry Regulatory Authority (“FINRA”) and/or (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering. Such selling group members (“each a “Selling Group Member”) shall be allocated a portion of the Placement Fees payable to NMS pursuant to Section 7 below. All Selling Group Members will be paid by NMS out of the Placement Fees paid to NMS by the Company per Section 7 below. The Company will not be obligated to pay any fees or other consideration to any Selling Group Member.

7.           The Company will pay to NMS, as consideration for the services described herein, the following compensation:

(a)          The Company shall pay to NMS at each closing of the Offering a cash fee of five and one half percent (5.5%) of the gross proceeds received by the Company in such closing of the Offering (“Placement Fee”).

(b)          Upon execution of this Agreement, the Company shall pay NMS a $15,000.00 retainer to cover NMS’s initial legal fees, which retainer shall be applied against the expense reimbursements payable pursuant to Section 9.

8.           NMS shall be entitled to the aggregate fees as described above in Section 7, which aggregate fees shall be apportioned among, and allocated by NMS to, the Selling Group Members and soliciting dealers, in NMS’s sole discretion.

9.           The Company shall be responsible to pay, irrespective of whether the Offering closes, all costs and expenses relating to the Offering, including all of NMS’s costs and expenses (including reasonable legal fees) incurred in connection with the Offering (the “Offering Expenses”). This includes, but is not limited to, the preparation and production of offering materials, stock certificate expenses, transfer agent fees, stock transfer taxes, if any, the Company’s legal, accounting, and other professional fees, including an investor relations firm, NMS’s legal and other professional fees, virtual data room, travel and road show expenses, blue sky registration fees, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA, and, if applicable, all fees and expenses relating to the listing of such Securities on the OTCQB, OTCQX, Nasdaq market system, NYSE or NYSE American as the Company and NMS together determine is appropriate, background checks on the Company’s officers and directors, retail investor accreditation and verification expenses ($250 each), and any COR clearing expenses related to the depositing of investors securities. The Company shall pre-approve all road show-related expenses in excess of $1,000 each. The Company shall be responsible to pay the Offering Expenses within thirty (30) calendar days of receipt of invoices for such Offering Expenses from NMS.

10.         Notwithstanding anything else to the contrary in this Agreement, for twelve (12) months following the termination date of this Agreement, NMS shall be entitled to receive, and the Company shall be obligated to pay to NMS, the Placement Fees set forth herein with respect to any equity or debt financings entered into by the Company with any investor introduced by NMS or any other Selling Agent or with whom NMS or any other Selling Agent was working on behalf of the Company.

11.         The Company has filed with the Commission an offering statement on Form 1-A (collectively, including all amendments and supplements and exhibits thereto, including the Offering Circular therein, (the “Offering Statement”), which amendments shall be in form satisfactory to NMS and its legal counsel and will contain audited financial statements and schedules. NMS and its counsel shall be given the opportunity to conduct a review and investigation in connection with the Offering Statement and the Company as it deems desirable, and the Company agrees to fully cooperate. The Offering Statement shall also include as an exhibit the agreed upon form of Selling Agency Agreement, which shall include usual and customary provisions found in Selling Agency Agreements for primary public offerings. For purposes of this Agreement, “Offering Circular” shall mean any offering circular included in the Offering Statement pursuant to Regulation A of the Securities Act.

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12.         At the time required by each state’s securities laws in which the Offering is to be sold and/or by the Securities Act, the Company shall make all necessary state “blue sky” securities law filings seeking either qualification and/or approval of the Offering or providing notice of the Offering, if required under the Securities Act and/or state securities law. The Company and NMS will cooperate in obtaining the necessary approvals and qualifications in such states as NMS deems necessary and/or desirable. Once filed, the Company will provide copies of all “blue sky” filings to NMS.

13.         NMS, at its sole discretion and with the prior written approval of the Company, shall plan and arrange one or more “road show” marketing trips for the Company’s management to meet with prospective investors. Such trips will include visits to a number of prospective institutional and retail investors. Expenses shall be paid in accordance with Section 9 above.

14.         The Offering shall be conditioned upon, among other things, the following:

(a)          Satisfactory completion by NMS of its investigation and analysis of: (i) the Company’s financial arrangements, (ii) the audited historical financial statements of the Company (including any relevant stub periods), and (iii) the Company’s projected financial results for the fiscal year ending December 31, 2018, if any;

(b)          Neither the Company nor any of its affiliates has or will make any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Statement and which are not subject to the integration safe harbor of Regulation A+;

(c)          The Company maintain the retention of a PCAOB registered firm of independent certified public accountants acceptable to NMS and the Company, including, without limitation, the Company’s existing auditor (which NMS agrees is acceptable), which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Offering Statement, it being agreed that the Company will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Company’s audit committee) for a period of at least three years after the Closing so long as the Company is required to file reports with the Commission during such period;

(d)          The Company will retain a transfer agent for the Company’s Securities reasonably acceptable to NMS and the Company and continuing to retain such transfer agent for a period of two (2) years after the Closing; and

15.         Notwithstanding any provision to the contrary in this Agreement, the Selling Agent agrees that the Company may conduct and complete private financings, whether through debt, equity or a combination of both, prior to the closing of the Offering (“Private Placements”). The Selling Agent may act as a non-exclusive placement agent for one or more such Private Placements if mutually agreed to in a separate written agreement between the Company and the Selling Agent governing the terms to be decided upon.

16.         The Company represents and warrants to NMS that the entry into this Agreement or any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other selling agent and/or placement agent. The Company further represents and warrants to NMS that there are no selling agents and/or placement agents who have an interest in compensation that would be due to NMS under this Agreement.

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17.         The Company represents to NMS that it has not taken, and agrees that it will not take, any action, directly or indirectly, so as to cause the Offering to fail to be entitled to the exemption from registration afforded by Regulation A+. In effecting the Offering, the Company agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder, the Securities and Exchange Act of 1934 (the “1934 Act”) and any regulations thereunder, Title IV of the JOBS Act, Regulation A+, and any applicable state laws and requirements, as well as any federal, state or foreign judicial decisions or opinions related thereto. The Company further represents and warrants that it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder.

18.         The Company and NMS agree that neither party will issue press releases or engage in any other publicity with respect to this Agreement, without the other party’s prior written consent, which consent shall not be unreasonably withheld. During the Engagement Period or until the Closing, the Company agrees to cooperate with NMS and to furnish, or cause to be furnished, to NMS, any and all information and data concerning the Company, its subsidiaries and the Offering that NMS deems appropriate, including, without limitation, the Company’s plans for raising capital or additional financing (the “Information”). The Company shall provide NMS reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel, suppliers, customers, financial institutions, and other consultants and advisors.

19.         The Company represents and warrants to NMS that (i) all Information made available by the Company to NMS or its agents, representatives and any potential group or Selling Group Member that is (a) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (b) contained in any filing by the Company with the Commission or any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made; (ii) all projected financial information or other forward-looking information which the Company provides to NMS or includes in the Offering Statement (including the Offering Circular included therein) will have been prepared by the Company in good faith, based on management’s best estimates at the time, and based on facts and assumptions which, in light of the circumstances under which they were made, management believes are reasonable; and (iii) all financial Information fairly reflect its financial condition and results of operations at a time and for the periods covered by such financial statements. The Company acknowledges and agrees that in rendering its services hereunder, NMS will be using and relying on such information (and information available from public sources and other sources deemed reliable by NMS) without independent verification thereof by NMS or independent appraisal by NMS of any of the Company’s assets and does not and will not assume responsibility for the accuracy or completeness of the Offering Circular or any Information. NMS reserves the right to investigate and independently verify the Company’s representations and claims. The Company will be solely responsible for the contents of the Offering Circular (as amended and supplemented and including any information incorporated therein by reference or attached thereto as an exhibit).

20.         If at any time prior to the completion of the offer and sale of the Securities an event occurs or circumstance exists and the Offering Circular (as then amended and supplemented) includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify NMS of such event and NMS will suspend solicitations of prospective purchasers of the Securities until such time as the Company shall prepare (and the Company agrees that, if it shall have notified NMS to suspend solicitations after the Company has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Circular which corrects such statement(s) or omission(s).

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April 30, 2019

21.         NMS represents and warrants to the Company that (i) it has and will maintain all registrations and memberships required to perform its obligations and services hereunder, (ii) it is a member in good standing of FINRA, and is a broker-dealer registered as such under the 1934 Act and under the securities laws of the states in which the Securities will be offered or sold by it unless an exemption for such state registration is available, (iii) it is in compliance and will comply with all applicable laws, rules, and regulations regarding its provision of services hereunder, (iv) it has not and will not knowingly take any action, directly or indirectly that would cause the Offering to violate the provisions of the Securities Act, the 1934 Act, Title IV of the JOBS Act, the respective rules and regulations promulgated thereunder; and it will, insofar as is under its control, conduct the Offering in a manner prescribed by Title IV of the JOBS Act and Regulation A+.

22.         Except as contemplated by the terms hereof or as required by applicable law, the Company and NMS shall keep strictly confidential all non-public Information concerning the Company provided to NMS. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by NMS, (b) was known or became known by NMS prior to the Company’s disclosure thereof to NMS, (c) becomes known to NMS from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by NMS.

23.         This Agreement shall be deemed to have been made and delivered in Los Angeles, California and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of California without regard to the conflict of laws principles thereof.

24.         If any provision of this Agreement is deemed by an authority of competent jurisdiction to be unenforceable or contrary to applicable law, such provision shall be enforced to the maximum extent permitted by law to affect our intentions hereunder, and the remainder of this Agreement shall continue in full force and effect.

25.         Neither the failure to insist upon strict compliance with Agreement nor any course of conduct, including without limitation failure on any party’s part to exercise or delay in exercising any rights, shall constitute a waiver by such party of any of its rights hereunder. No single or partial exercise by any party of any right shall preclude any other or future exercise by any party of any such right or the exercises by such party of any other single or partial right. Any waiver by any party must be in writing and signed by such party and shall be effective only for the purpose and in the specific instance for which it is given.

26.         The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by NMS of services hereunder will in no way expose NMS to any liability for any such decisions, acts, actions or omissions of the Company.

27.         NMS reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that NMS’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to NMS by the Company may not be increased above the amounts stated herein without the prior approval of the Company in writing.

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28.         The Parties shall use good faith efforts to resolve any disputes that arise under this Agreement. In the event of a dispute, the party with a dispute shall provide written notice, by facsimile or email, of the dispute to the other party. Both Parties shall meet in person or by conference call within fifteen (15) business days of the effective date of a notice of a dispute to resolve the issues in dispute. The effective date of the notice of a dispute is the date that the notice was faxed or e-mailed.

29.         The Company and NMS agree that any dispute concerning this Agreement, including disputes as to arbitrability, that cannot be resolved by the Pre-Arbitration Informal Dispute Resolution meeting shall be resolved through FINRA Dispute Resolution. Venue of all arbitration shall be Los Angeles, California. The Parties initially shall split the costs of any arbitration proceeding fifty-fifty (50-50), but the arbitrator shall award arbitration costs and attorneys’ fees to the prevailing party. Judgment on any arbitration award may be entered in any Court having jurisdiction. Any arbitration award shall be in United States Dollars and may be enforced in any jurisdiction in which the party against whom enforcement is sought maintains assets. The Arbitrator shall have no authority to award punitive, consequential, indirect, special, exemplary, or other damages not measured by the prevailing party’s actual compensatory damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. The Parties agree that the arbitrator shall enforce the terms of this Agreement, including the indemnity and reimbursement provisions of this Agreement, and no bar order or any other Court order shall operate to extinguish NMS’s claims to indemnity and reimbursement. The Parties agree not to seek to avoid their indemnity and reimbursement obligations in any Court and that this Agreement shall be a complete defense to any such efforts. The Parties agree to limit their respective testimony at any arbitration hearing to three hours per side. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement. THE PARTIES ACKNOWLEDGE THAT BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY; DISCOVERY IN ARBITRATION PROCEEDINGS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS; ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING DECISIONS AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS; THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION OF AN ARBITRATION PANEL.

30.         In consideration of the services to be provided hereunder, the Company shall

(a)          Indemnify and hold harmless NMS and each of its past or present parents, subsidiaries, and affiliated or related companies, and each of their past and present predecessors, successors, assigns, heirs, executors, administrators, control persons under the Securities Act of 1933, control persons under Section 20 of the Securities and Exchange Act of 1934, employees, independent contractors, representatives, affiliated persons, officers, directors, owners, members, partners, shareholders, managers, principals, agents, representatives, consultants, attorneys, insurers, divisions, affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (each individually an “Indemnified Person”) from and against any and all claims, rights, actions, complaints, demands, causes of action, choses in action, charges of discrimination, obligations, promises, covenants, errors, omissions, contracts, agreements, controversies, trespasses, suits, debts, sums of money, expenses, losses, damages of any kind, attorney’s fees, costs, expenses, and liabilities of any nature whatsoever, whether or not now known or unknown, suspected or claimed or not suspected or claimed, fixed or contingent, whether in law, admiralty, or equity, however denominated, to which such Indemnified Person may become subject arising out of, concerning, relating to, or in connection with the Offering or any offering conducted hereunder, any offering documents or other materials or statements, the breach of any representation or warranty made by the Company, any breach of this agreement by the Company, any violation of state or federal securities laws, rules, or regulations by the Company, the rendering of services hereunder by any Indemnified Person except to the extent that such losses, claims, damages or liabilities are determined in final, non-appealable judicial rulings to have primarily resulted from the negligence or willful misconduct of such Indemnified Person subject to the contribution provisions below, and reimburse such Indemnified Person for reasonable legal and other costs and expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, whether or not such Indemnified Person is a party, and any appeals therefrom.

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(b)          The Company and NMS agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind; and (ii) promptly after receipt by an Indemnified Party or the Company of notice any lawsuit, action, arbitration, claim, investigation, or other proceeding of any kind, the Indemnified Person or the Company shall notify the other in writing of such involvement. This indemnification shall survive any termination of this Agreement. The Parties agree that the arbitrator shall enforce the plain terms of this Section 30, notwithstanding any law or public policy to the contrary. This indemnity applies to all claims, however raised or denominated, including but not limited to counter-party claims and third-party claims. Further, this indemnity is not subject to any limitation of liability or exclusion of damages provisions set forth herein.

(c)          If for any reason the foregoing indemnity is unavailable to any Indemnified Person or insufficient to hold any Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by any Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and any Indemnified Person on the other, but also the relative fault of the Company on the one hand and the Indemnified Person on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Indemnified Persons’ total share of the liability hereunder shall not be in excess of the amount of fees actually received by NMS under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by NMS).

(d)          These provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Person under this Agreement or otherwise.

31.         The provisions relating to the payment of fees and expenses, confidentiality, and indemnification shall survive termination of this Agreement.

32.         The Company shall not accept nor enter into any transaction with any person and/or entity introduced to the Company by NMS, which either intentionally or unintentionally would directly or indirectly circumvent the payment, in full or in part, of any and all consideration that would be due NMS pursuant to this Agreement. All consideration pursuant to this Agreement would be immediately due and payable to NMS if the Company entered into any such transaction.

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33.         The Company acknowledges that in performing its services, NMS is acting as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. The Company acknowledges that in performing its services hereunder, NMS shall act solely pursuant to a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Offering). Any review by NMS of the Company, the offering contemplated hereby or other matters relating to such offerings has been and shall be performed solely for the benefit of NMS and shall not be on behalf of the Company. The Company agrees that it shall not claim that NMS owes a fiduciary duty to the Company in connection with such transaction or the process leading thereto. No one other than the Company is authorized to rely upon engagement of NMS hereunder or any statements, advice, opinions or conduct by NMS. The Company further acknowledges that NMS may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement. This Section 33 shall survive the termination or expiration of this Agreement.

34.         The Company and NMS represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and make it a binding obligation and that the execution, delivery, and performance of this Agreement does not breach or conflict with any agreement, document, or instrument to which it is a party or bound.

35.         The Company acknowledges that NMS and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which NMS may acquire information of interest to the Company. NMS shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

36.         To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

37.         This Agreement is binding upon the Parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

38.         Neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the Parties hereto without the prior written consent of the other Parties hereto, except as expressly permitted herein.

39.         This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral) and constitute the entire understanding among the Parties as to the subject matter of this Agreement.

40.         The Company acknowledges and agrees that NMS, its officers, directors, employees, representatives, and attorneys have not provided and will not provide any tax, accounting, or legal advice nor made any representations regarding tax, accounting, or legal consequences of any aspects of this Agreement or the Offering or any of the Services contemplated hereunder.

41.         Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

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42.         Each party hereto and his, her, or its respective counsel or representatives have had an opportunity to review and revise this Agreement and agree that the normal rules of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

43.         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement. Facsimile, executed documents scanned and transmitted electronically, and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned, and electronic signatures having the same legal effect as original signatures.

We are delighted at the prospect of continuing our working relationship with you. Please confirm that the foregoing correctly sets forth our Agreement by returning one executed Agreement to NMS.

Very truly yours,

NMS Capital Advisors, LLC

For

By:		/s/ Stacey Lavender Mayes
	Mitch Avnet, CEO	Stacey Lavender Mayes, COO

Approved and agreed to this 3 day of January , 2019

NeurMedix, Inc.

By:	/s/ Wendy Kim
Ms. Wendy Kim
Chief Financial Officer

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